Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14C
(Form Type)

QUALTRICS INTERNATIONAL INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee rate	Amount of Filing Fee
Fees to be Paid	$12,456,463,111.20	(1)(2)	0.00011020	$1,372,702.23	(3)
Fees Previously Paid	$0			$0
Total Transaction Valuation	$12,456,463,111.20
Total Fees Due for Filing				$1,372,702.23
Total Fees Previously Paid				$0
Total Fee Offsets				$0
Net Fee Due				$1,372,702.23

(1)
Aggregate number of securities to which the transaction applies: As of April 5, 2023, the maximum number of securities of Qualtrics International Inc. (the “Company”) to which this transaction applies is estimated to be 686,670,635, which consists of: (a) 183,153,525 issued and outstanding shares of Class A common stock, par value $0.0001 per share, of the Company (“Company Class A Common Stock”) entitled to receive the per share merger consideration of $18.15; (b) 423,170,610 issued and outstanding shares of Class B common stock, par value $0.0001 per share, of the Company (“Company Class B Common Stock”) entitled to receive the per share merger consideration of $18.15; (c) 68,387,455 shares of Company Class A Common Stock reserved for issuance pursuant to outstanding Restricted Stock Units entitled to receive the per share merger consideration of $18.15; (d) 10,613,034 shares of Company Class A Common Stock reserved for issuance pursuant to outstanding Performance Stock Units (assuming maximum performance is achieved) entitled to receive the per share merger consideration of $18.15; and (e) 1,346,011 shares of Company Class A Common Stock reserved for  Company Options entitled to receive the consideration of $13.24 per share (which represents the difference between the per share merger consideration of $18.15 and the weighted average exercise price of $4.91). Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Agreement and Plan of Merger, dated as of March 12, 2023, by and among Quartz Holdco, LLC, Quartz MergerCo, Inc. and the Company.

(2)
In accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the proposed maximum aggregate value of the transaction estimated solely for the purposes of calculating the filing fee was calculated, as of April 5, 2023, based on the sum of (a) the product of 183,153,525 issued and outstanding shares of Company Class A Common Stock and the per share merger consideration of $18.15; (b) the product of 423,170,610 issued and outstanding shares of Company Class B Common Stock and the per share merger consideration of $18.15; (c) the product of 68,387,455 shares of Company Class A Common Stock reserved for issuance pursuant to outstanding Restricted Stock Units and the per share merger consideration of $18.15; (d) the product of 10,613,034 shares of Company Class A Common Stock reserved for issuance pursuant to outstanding Performance Stock Units (assuming maximum performance is achieved) and the per share merger consideration of $18.15; and (e) the product of 1,346,011 shares of Company Class A Common Stock reserved for Company Options and $13.24 (which represents the difference between the per share merger consideration of $18.15 and the weighted average exercise price of $4.91).

(3)
In accordance with Section 14(g) of the Exchange Act and Rule 0-11 under the Exchange Act, the filing fee was determined by multiplying the proposed maximum aggregate value of the transaction as calculated in note (2) above by 0.00011020.